Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

ECOPETROL S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is U.S.$ US$1,983,740,000.

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	8.875% Senior Notes due 2033	457	(r)	U.S.$2,000,000,000	99.187%	US$1,983,740,000	U.S.$110.20 per million	U.S.$218,608.15